FORM 10-K                                       Page 260

Exhibit 10.9
                  CONE MILLS CORPORATION
                  1994 STOCK OPTION PLAN
                FOR NON-EMPLOYEE DIRECTORS

SECTION 1.
General Purpose of Plan; Definitions.
     The name of this plan is the CONE MILLS CORPORATION 1994 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS (THE "PLAN").
The purpose of the Plan is to enable CONE MILLS CORPORATION (the "Company") to compensate non-employee members of its Board of Directors and to provide incentives to such members which are linked directly to increases in shareholder value and will therefore inure to the benefit of all shareholders of the Company.

     For the purposes of the Plan, the following terms shall be defined as set forth below:

     (a)  "Board" means the Board of Directors of the Company.
     (b) "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
     (c) "Company" or "Corporation" means CONE MILLS CORPORATION,a corporation organized under the laws of the State of North Carolina (or any successor corporation).
     (d) The Fair Market Value per share of the Common Stock onany given date shall mean the last reported sale price on the New York Stock Exchange composite tape or, if no sale takes place on any day, the average of the reported closing bid and asked prices on that day.
     (e) "Common Stock" means the Common Stock, $.10 par value, of the Company.
     (f) "Stock Option" means any option to purchase shares of Common Stock granted pursuant to Section 5.

SECTION 2.
Administration

     The Plan shall be administered by the Board of Directors of the Corporation. The Board may in its discretion designate or appoint a committee to administer the Plan and shall have the right to remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors.






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FORM 10-K                                       Page 261

Exhibit 10.9 (continued)

     Such Committee shall select one of its members as Chairman and shall hold meetings at such times and places as it may determine. Acts by a majority of the members of the Committee at a meeting at which a quorum is present, or acts reduced to or approved in writing by all of the members of the Committee, shall be the valid acts of the Committee. Subject to the provisions of the Plan, such Committee's authority shall be limited to those powers granted to it by the Board.

     Any function referenced herein as to be performed by the Committee shall mean the Board if a Committee has not been designated.

SECTION 3.
Shares Subject to Plan.

     Shares of the Common Stock will be subject to options granted under the Plan. Shares deliverable under the Plan will be shares of the Corporation's authorized but unissued Common Stock. Shares deliverable upon exercise of options granted under the Plan will be issued or transferred on the date that payment in full for such option shares is made.
The aggregate number of shares that may be purchased upon the exercise of options granted under the Plan shall not exceed 100,000 shares of Common Stock, subject to adjustment as provided in Section 5(f) of the Plan.

     In the event that any outstanding option under the Plan for any reason expires or is terminated, the shares of Common
Stock allocable to the unexercised portion of such option may again be subject to an option under the Plan.

SECTION 4.
Eligibility.

     Each Eligible Director shall receive Stock Options in accordance with the provisions of Section 5. An Eligible Director is defined as a director who at the time of the grant is not an employee of the Corporation or its subsidiaries.

SECTION 5.
Stock Options.

     Recipients of Stock Options shall enter into a stock option agreement with the Company, which agreement shall set forth, among other things, the exercise price of the option, the term of the option and provisions regarding exercisability of the option granted thereunder, and any restrictions on the sale of shares received upon exercise of the option.
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FORM 10-K                                       Page 262

Exhibit 10.9 (continued)

     The Stock Options granted under the Plan are Non-
Qualified Stock Options.

     Stock Options granted under the Plan shall be subject to the following terms and conditions:

(a) Terms of the Grant. On the fifth business day after the 1994 Annual Meeting of Shareholders, each Eligible Director shall be granted a Stock Option to purchase 1,000 shares of stock, and on the fifth business day after each Annual Shareholders' Meeting of the Company thereafter during the term of the Plan, each Eligible Director shall be granted a Stock Option to purchase 1,000 shares of stock; provided, however, that such options shall not be granted unless the Plan is approved by the Company's shareholders at the Company's 1994 Annual Shareholders' Meeting. The option price per share of stock purchasable under such Stock Options shall be equal to the Fair Market Value of the stock on the date of grant. The term of such option shall be seven years from the date of grant unless terminated earlier pursuant to Section 5(c).

(b) Non-transferability of Options. No Stock Options shall be transferrable by the optionee otherwise than by will or by the laws of descent and distribution.

(c)  Exercise of Options.  Subject to the provisions of
     Section 5(e) with respect to an optionee's death, options granted under the Plan may be exercised only while the optionee is a director; provided, however, that the optionee may exercise his or her options prior to their expiration, in whole or in part, for a period of three months after termination of directorship. Except as so exercised, such options shall expire at the end of such three-month period.

          Options granted under the Plan shall be exercised by the optionee's delivery to the Secretary of the Corporation of written notice, which notice shall specify the number of shares to be purchased. The date of actual receipt by the Corporation of such notice shall be deemed the date of exercise of the option. If the optionee makes full payment for option shares in cash or by check, such full payment shall accompany the notice of exercise of the option.




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FORM 10-K                                       Page 263

Exhibit 10.9 (continued)

          If the optionee makes payment for option shares, in whole or in part, by delivery of Common Stock, as provided in Section 5(d) of the Plan, the optionee shall deliver with the notice of exercise the duly endorsed certificates evidencing such delivered shares. Upon receipt of such notice and certificates, the Corporation shall there upon determine the Fair Market Value of the delivered shares as of the date of delivery of such shares to the Corporation. If the Fair Market Value of such delivered shares is equal to the option price for the option shares, payment in full shall be deemed to have been made. If the Fair Market Value of such delivered shares is less than the option price for the option shares, the Corporation shall promptly advise the optionee of the balance due on the option price, which amount shall then be promptly paid by the optionee. If the Fair Market Value of such delivered shares is greater than the option price for the option shares, the Corporation shall promptly return to the optionee a certificate (which may be a certificate delivered by the optionee or, if necessary, a new certificate) evidencing the smallest whole number of delivered shares which is sufficient to reduce the Fair Market Value of the remaining delivered shares to an amount equal to or less than the option price of the option shares. Such returned certificate shall be accompanied by a statement of the balance due, if any, on the option price, which amount shall then be promptly paid by the optionee. No optionee shall be entitled to issuance of a certificate evidencing option shares until payment in full for such shares has been made as provided in this Section 5(c).

(d) Medium of Payment. The option price may be paid in cash or by check or, in whole or in part by delivery to the Corporation of duly endorsed certificates evidencing shares of Common Stock.

(e) Death of Optionee. In the event of the death of an optionee before the date of expiration of the options, the optionee's personal representatives, or any person or persons who shall have acquired the options by bequest or inheritance from the optionee, shall have the right to exercise the optionee's options prior to their expiration, in whole or in part for a a period of one year from and after the optionee's death. Except as so exercised, such options shall expire at the end of such one-year period.



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FORM 10-K                                       Page 264

Exhibit 10.9 (continued)

(f) Merger, Consolidation or Sale of Assets; Recapitalization. If the Corporation shall be a party to any merger or consolidation in which it is not the surviving corporationor pursuant to which the shareholders of the Corporation exchange their Common Stock, or if the Corporation shall dissolve or liquidate or sell all or substantially all of its assets, all options outstanding under this Plan shall terminate on the effective date of such merger, consolidation, dissolution, liquidation or sale; provided, however, that, prior to such effective date, the Committee, in its discretion, may authorize a payment to each optionee that approximates the economic benefit that he would realize if his option were exercised immediately before such effective date, may authorize a payment in such other amount as it deems appropriate to compensate each optionee for the termination of his option, or may arrange for the granting of a substitute option to each optionee. Subject to any required action by the shareholders of the Corporation, the number of shares of Common Stock covered by each outstanding option, and the option price per share, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Corporation resulting from a subdivision or consolidation of shares or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such shares effected without receipt of consideration by the Corporation. Such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

          In the event of a change in the Common Stock of the Corporation as presently constituted, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be Common Stock within the meaning of the Plan.

          The grant of an option under the Plan shall not affectin any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes in its capital or business structure.





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FORM 10-K                                       Page 265

Exhibit 10.9 (continued)

(g) Rights as a Shareholder. An optionee or a permitted transferee of an option shall have no rights as a shareholder with respect to any shares issuable or deliverable pursuant to this Plan until the date of the issuance of a stock certificate for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 5(f) above.

(h) Compliance with Securities Laws. The options granted under the Plan and the shares issuable pursuant to the Plan may, at the option of the Corporation, be registered under applicable federal and state securities laws, but the Corporation shall have no obligation to undertake such registrations and may, in lieu thereof, issue options and shares hereunder only pursuant to applicable
     exemptions from such registrations.   In connection with
     the granting of any option or the issuance of any shares, the Corporation may require appropriate representations from the optionee, including a representation that the shares are being acquired for investment and not resale, and take such other action as the Committee deems necessary to assure compliance with such exemptions from registration, including but not limited to placing restrictive legends on certificates evidencing such shares and delivering stop transfer instructions to the Corporation's transfer agent. Notwithstanding any other provision of the Plan, no shares will be issued pursuant to this Plan unless said shares have been registered under all applicable federal and state securities laws or unless, in the opinion of counsel satisfactory to the Corporation, exemptions from such registrations are available. Awards granted hereunder shall be subject to all conditions required under Rule 16b-3 to qualify the Stock Option grant for any exception from the provisions of Section 16(b) of the Securities Exchange Act of 1934 available under that Rule. Such conditions shall be set forth in the Stock Option Agreement with the optionee.



SECTION 6.
Amendment and Termination.

     The Board may at any time terminate, and from time to time may amend or modify the Plan provided, however, (a) that no amendment or modification may become effective without approval of the amendment or modification by the shareholders
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FORM 10-K                                       Page 266

Exhibit 10.9 (continued)

if shareholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Board, on the advice of counsel, determines that shareholder approval is otherwise necessary or desirable; (b) that no amendment or modification shall be made more than once every six months, other than to comport with changes in the Internal Revenue Code or the rules promulgated thereunder; and
(c) that no amendment or modification shall increase the number of shares subject to the Plan except to the extent permitted by Section 5(f), change the individuals eligible to receive options, or reduce the minimum option price.

     No amendment, modification or termination of the Plan shall in any manner adversely affect any Stock Options theretofore granted under the Plan without the consent of the Director holding such Stock Options.

SECTION 7.
General Provisions.

(a) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any member of the Board any right to continued membership on such Board.
(b) If required by applicable law and regulation, each optionee must arrange with the company for the payment of any federal, state or local income tax withholdings applicable to the grant or exercise of the option before the company shall be required to deliver a certificate evidencing such shares purchased.
(c) No member of the Board or a Committee designated by the Board, r any officer or employee of the Company acting on behalf of the Board or such Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.





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FORM 10-K                                       Page 267

Exhibit 10.9 (continued)



SECTION 8
Effective Date of Plan.

     The plan shall be effective on the date it is adopted by the Board, subject to the approval by the Company's shareholders.

SECTION 9
Term of Plan.

     No Stock Option shall be granted pursuant to the Plan on or after the tenth anniversary of the date of the adoption of the Plan by the Board of Directors, but awards theretofore granted may extend beyond that date.

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